EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Harvard Bioscience, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Harvard Bioscience, Inc. on Forms S-8 (File No. 333-249943, File No. 333-53848, File No. 333-104544, File No. 333-135418, File No. 333-151003, File No. 333-174476, File No. 333-189175, File No. 333-204760, File No. 333-218497, File No. 333-225365, File No. 333-231825 and File No. 333-256295).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 11, 2022